Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Lyft, Inc., a Delaware corporation (the “Company” or “Lyft”) and Kristin Sverchek (the “Consultant” and collectively with the Company, “the Parties”) effective as of August 20, 2024 (the “Effective Date”).

1.Services.

1.1The Consultant will serve as a consultant to the Company and advise the Company’s management, employees and agents, at reasonable times, in matters related to Company’s actual and planned business, as requested by the Company for the duration of the Term (the “Services”). The Services shall include, but shall not be limited to:

(a)providing services to Lyft to ensure an orderly transition of Consultant’s former employment responsibilities to other Lyft employees, consultants, or agents;

(b)cooperating with the Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate in any way to events or occurrences that transpired while Consultant was employed by the Company.

1.2The Services will be provided to the Company’s Chief Executive Officer (“CEO”), and any of his delegees, as the CEO reasonably deems necessary.

1.3The Services may be provided by Consultant, and consultation may be sought by the Company, at the Company’s offices, over email, video conference, or telephone, or another reasonable location or communication medium and at reasonable times (all as specified by the Company). The Company will use commercially reasonable efforts to permit Consultant to provide the Services remotely, to the extent that the Company (acting in good faith) believes that doing so will not harm the Company or degrade the quality of the Services.

1.4For avoidance of doubt there will be no break in service for equity vesting purposes when Consultant terminates employment and immediately thereafter commences providing Services pursuant to this Agreement.

2.Compensation.

2.1As compensation for the Services during the Term (defined below), Consultant will receive the following consideration:

(a)Consultant’s equity awards to receive shares of the Company’s Class A common stock set forth on Schedule 1 (collectively, the “Equity Awards”) will continue to remain eligible to vest and, to the extent applicable, remain exercisable subject to the terms and conditions of the applicable Company equity plan and the award agreements evidencing such Equity Awards (collectively, the “Equity Documents”), provided that the vesting of the tranche of Equity Awards scheduled to vest on November 20, 2024, shall be subject to Consultant’s execution and non-revocation of the Supplemental Release attached as Exhibit 1 on the terms set forth therein. Any portion of an Equity Award that is scheduled to vest following the Contract Termination Date (as defined below) and any equity award held by Consultant that is not listed on Schedule 1 immediately will be forfeited to the Company on the Effective Date and at no cost to the Company, notwithstanding any contrary provision of the Equity Documents. Except as modified hereby, all Equity Awards remain subject to the terms and conditions of the Equity Documents. Consultant acknowledges and agrees that Consultant remains subject to the Company’s Insider Trading Policy through the Term (as defined below) and, if later, through the end of any trading blackout period in effect at the expiration of the Term.

(b)In addition, the Company will pay Consultant a monthly fee of $10,000 in respect of each month during the Term (“Consulting Fees”). The Company will pay each monthly Consulting Fee no later than thirty (30) days after the month to which such monthly Consulting Fee relates.

2.2Consultant shall not be authorized to incur on behalf of the Company any expenses and will be responsible for all expenses incurred while performing the Services unless otherwise agreed to by the Company in writing in advance by the Company’s CEO.

3.Term. The “Term” will be such period that commences on the Effective Date and will terminate on the earlier of (i) November 30, 2024, or (ii) the date on which Consultant commences full-time employment (or substantially full-time employment) with a direct or indirect competitor of the Company (as determined by the Company in its reasonable and good faith discretion) (“Competitor Employment”), unless earlier terminated pursuant to the terms hereof, or unless extended by agreement of the parties hereto (whichever date applies being the “Contract Termination Date”). If Consultant obtains full-time (or substantially full-time) employment other than Competitor Employment, then the Term shall continue until the Contract Termination Date and Consultant shall remain eligible to receive the consideration set forth in Section 2 of this Agreement, provided that Consultant shall use good faith commercially reasonable efforts to have Consultant’s new employer compensate Consultant for any Consulting Fees which have not yet been paid as of the commencement of such employment, and the Company shall not be required to pay to Consultant any such Consulting Fees for which Consultant is compensated by Consultant’s new employer. On or immediately following the Contract Termination Date, Consultant will promptly deliver to the Company all company property and documents and other materials of any nature furnished by the Company to the Consultant or produced by the Consultant in connection with the services rendered hereunder, together with all copies of any of the foregoing pertaining to the Services or pertaining to any Confidential Information. Termination of this Agreement under this Section 3 shall not affect the Consultant’s continuing obligations to the Company under Section 7 below.

4.Termination.

4.1Breach. Either party may terminate this Agreement in the event of a material breach by the other party of this Agreement if such breach continues uncured for a period of ten (10) days after written notice.

4.2Expiration. Unless terminated earlier as provided under Section 4.1, this Agreement will expire at the end of the Term.

4.3No Election of Remedies. The election by the Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

5.Conflicts of Interest.

5.1The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

5.2The Consultant shall not use the funding, resources, facilities or time properly devoted to any third party to perform consulting work hereunder and shall not perform the Services hereunder in any manner that would give any third party rights to any intellectual property or other products of such consulting work.

5.3The Consultant has disclosed all conflicts of interest with the Company as of the date hereof on Exhibit A hereto, and, during the Term, will disclose to the CEO or the Company’s highest ranking legal officer and highest ranking internal employment counsel (in either case, the “Company Legal Representative”) any future conflicts that arise between this Agreement and any other agreements entered by the Consultant.

6.Non-Competition / Non-Solicitation.

6.1The Consultant agrees that during the consultancy period, she shall not, anywhere in the world, do business, as an employee, independent contractor, consultant, advisor, or board member, and shall not directly or indirectly participate in or accept any position, proposal or job offer with the following companies or any of their parent companies or subsidiaries: Waymo LLC; Cruise LLC; Uber Technologies, Inc.; Aurora Innovation, Inc.; Zoox (Amazon, Inc.); Via Transportation, Inc.; Neutron Holdings, Inc., dba Lime; Skinny Labs Inc. dba, Spin; Bird Global, Inc.; Tesla, Inc.; Turo Inc.; Grab Holdings Inc.; DiDi Global Inc.; Bolt Technology OÜ; DoorDash, Inc.; GrubHub Inc.; and Maplebear Inc., dba Instacart. The preceding list does not constitute the entire list of direct or indirect competitors of the Company for purposes of Section 3.

6.2In addition, Consultant agrees that during the consultancy period, Consultant agrees not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.

7.Confidentiality.

7.1The Consultant acknowledges that, during the course of performing the Services hereunder, the Company may disclose information to the Consultant (including information acquired from third parties which is subject to confidentiality obligations) and that Consultant may have access to information related to the Company’s products, services, customers and other business partners, personnel, business plans, and finances, as well as other proprietary or commercially valuable information which the Company does not make generally available to the public (collectively “Confidential Information”).

7.2The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder.

7.3The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company.

7.4The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Consultant’s possession prior to being furnished to the Consultant by the Company, as shown by written records, (iii) becomes available to the Consultant on a non-confidential basis without breach of any confidentiality obligation to the Company, or (iv) was independently developed by Consultant without reference to the information provided by the Company, as shown by written records.

7.5The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

7.6Upon termination of this Agreement, the Consultant will promptly return to the Company all materials in Consultant’s possession containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies in Consultant’s possession of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 for a period of three years after the termination of this Agreement.

8.Arbitration.

8.1Agreement to Arbitrate. In exchange for the benefits of the speedy, economical, and impartial dispute resolution procedure of arbitration, Consultant and the Company mutually forego their right to resolution of disputes in a court of law by a judge or jury, and, as set forth herein, agree to arbitration pursuant to the Federal Arbitration Act, 9
U.S.C. § 1, et seq.

8.2Disputes Covered by Arbitration. Consultant and the Company agree that any and all claims, disputes or controversies between Consultant and the Company arising out of or relating in any way to this Agreement (including its enforcement, breach, performance, interpretation, validity, or termination), including any claims arising out of or related in any way to Consultant’s relationship with or Services for the Company and/or its affiliates, shall be submitted to final and binding arbitration to the fullest extent allowed by law. This arbitration obligation shall apply to any and all claims, causes of action, in law or equity of any nature whatsoever, whether arising in contract, tort or statute, between Consultant and the Company and/or their affiliated entities (including their owners, directors, managers, employees, agents, and officers), unless the particular dispute or claim is expressly exempted from arbitration. By agreeing to this dispute resolution and arbitration agreement, Consultant and the Company expressly waive the right to sue in court and have a jury or judge decide their claim, dispute, or controversy.

8.3Delegation of Arbitrability. Consultant and the Company expressly delegate to the arbitrator the authority to determine the arbitrability of any dispute, including the scope, applicability, validity, and enforceability of this arbitration provision.

8.4Disputes Not Covered by Arbitration. This arbitration provision does not include: (1) a claim for workers’ compensation benefits; (2) a claim for unemployment compensation benefits; or (3) a claim under the National Labor Relations Act (“NLRA”), as amended. In addition, in lieu of arbitration of any dispute covered by this arbitration provision, Consultant or the Company may bring any such dispute in small claims court in their individual, as opposed to a class or representative capacity.

8.5Class Action Waiver. Except as otherwise required under applicable law, both Consultant and the Company agree that each may bring any and all claims against the other only in an individual capacity, and not as a named-plaintiff or class member in any purported class or representative proceeding. Any claims Consultant may bring pursuant to the Private Attorneys General Act (“PAGA”) on behalf of the Labor and Workforce Development Agency must be arbitrated in Consultant’s individual capacity such that there is no joinder or representation of any California Labor Code violations that were or could be asserted by or on behalf of any other natural persons. Consultant and the Company further agree that, in the event that the agreement to not bring claims on a class or representative basis is deemed unenforceable in state or federal court proceedings, then their individual claims shall be resolved first by arbitration, with any class or representative claims stayed pending the outcome of the arbitration.

8.6Statutes of Limitations, Scope of Remedies, Discovery, and Substantive Law. Statutes of limitations, scope of remedies, and substantive law (including any requirement for prior exhaustion of administrative agency relief) shall be the same as would be applicable were any action to be brought in court and shall not be limited by the fact that any dispute is subject to arbitration. As part of the arbitration, both Consultant and the Company will have the opportunity for reasonable discovery of non-privileged information that is relevant to their dispute. Notwithstanding any other provision in this agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this agreement shall be governed by the Federal Arbitration Act.

8.7Administration of Arbitration. The arbitration shall be administered by the American Arbitration Association (the “AAA”) before one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the parties or AAA, then by one arbitrator having reasonable experience in matters of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the county in which Consultant was working with the Company at the time that the dispute arose, or any other jurisdiction mutually agreed upon by Consultant and the Company. The arbitration shall be conducted in accordance with the AAA Consumer Arbitration Rules then in effect, which rules can be found at www.adr.org, or which can be obtained by calling the AAA at 1-800-778-7879, or which will be provided by the Company upon request. However, the arbitrator shall have the discretion to decide to apply the AAA Employment Rules, or the AAA Commercial Rules, where a dispute is more appropriately arbitrated under those rules. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall have the power to decide any motions brought by any party to the arbitration. Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.

8.8Arbitration Costs. To the extent required by law, the Company shall pay for any administrative or hearing fees charged by AAA. Subject to the foregoing limitation, to the extent permitted by the AAA rules, Consultant shall pay any filing fees associated with any arbitration that Consultant initiates, unless Consultant qualifies for fee waivers or other forms of cost relief at the discretion of the arbitrator, but in no event shall Consultant’s AAA filing fee exceed the filing fees that Consultant would have paid if Consultant had filed a complaint in a court of law having jurisdiction.

8.9Optional Pre-Arbitration Negotiation Process. Before initiating any arbitration or proceeding, Consultant and the Company may agree to first attempt to negotiate any dispute, claim, or controversy between the parties informally for at least thirty (30) days. A party who intends to seek negotiation under this subsection must first send to the other a written Notice of Dispute (“Notice”). The Notice must (i) describe the nature and basis of the claim or dispute; and (ii) set forth the specific relief sought. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or any other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

8.10Severability. If any provision of this arbitration agreement or the application of such provision to any person or circumstance is held invalid, illegal or unenforceable to any extent, that provision will, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid that invalidity, illegality or unenforceability. If such a narrower construction is not possible, then that provision will, to the extent of such invalidity, illegality or unenforceability, be severed, and the remainder of this arbitration agreement will not be affected thereby.

9.Ownership.

9.1Consultant agrees that all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, technical and business plans, specifications, hardware, circuits, computer languages, computer programs, databases, user interfaces, encoding techniques, and other materials or innovations of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

9.2Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

9.3Consultant also hereby irrevocably transfers and assigns to the Company, and agrees to irrevocably transfer and assign to the Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Invention, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of any Invention, to object to or prevent the modification or destruction of any Invention, to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

9.4Subject to Section 8.1 above, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest,
(i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

9.5Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company pursuant to this Section 9, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

10.No Conflict. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

11.Limitation of Liability. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

12.Supplemental Release. Consultant shall, within 10 business days after the Contract Termination Date, execute and return to the Company the Supplemental Release Agreement attached hereto as Exhibit 1 (the “Supplemental Release”). Consultant acknowledges that the Supplemental Release is a negotiated severance agreement for which consideration does not constitute, in whole or in part, a bonus, raise, employment, or continued employment.

13.Notices. Any notice provided under this Agreement shall be in writing and shall be deemed given (i) upon receipt when delivered personally or by courier service, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) three days after sending when sent by U.S. registered or certified mail (return receipt requested) to the address set forth on the signature page hereof or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

14.Independent Contractor. The Consultant will at all times be an independent contractor for the Term of the Contract, and as such will not have authority to bind the Company. The Consultant will not act as an agent nor shall Consultant be deemed to be an employee of the Company for the purposes of any employee benefit program or policy, unemployment benefits, or otherwise. For example, but not by way of limitation, the Consultant shall have no right to receive a personal computer, electronic device, business cards, stationary, an email address, or any other benefit of Company employment. The Consultant shall not enter into any agreements nor incur any obligations on behalf of the Company.

15.Assignment. Due to the personal nature of the Services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

16.Severability. If any provision of this Agreement is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, such provision shall be severed and the remaining provisions shall continue in full force and effect.

17.Remedies. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Section 7 hereof. In the event of a violation by the Consultant of such Section, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

18.Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed in California. Federal and state courts within the State of California shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. The parties consent to personal jurisdiction of the federal and state courts within California and service of process being effected by registered mail sent to the addresses above.

19.Entire Agreement; Amendment. This Agreement and the Equity Documents (except as amended herein), represent the entire understanding of the parties, supersedes all prior agreements between the parties relating to this Agreement and the Services to be provided hereunder, and may only be amended in writing.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	CONSULTANT:
LYFT, INC.	KRISTIN SVERCHEK

By:	/s/ Alicia Zuiker	Signature:	/s/ Kristin Sverchek
Name: Alicia Zuiker
Title: Chief People Officer

SCHEDULE 1

Outstanding Equity Awards

Grant Number	Grant Date	Plan Name	Grant Type	Total No. of Shares Granted	Shares Vested as of 8/20/24	Shares Scheduled to Vest on 11/20/24
22928	02/21/2021	2019 Equity Incentive Plan	RSU	59,961	52,466	3,748
24908	11/09/2021	2019 Equity Incentive Plan	RSU	100,325	68,974	6,270
38052	04/03/2024	2019 Equity Incentive Plan	RSU	180,297	30,050	15,025
			Totals	340,583	151,490	25,043

Exhibit A

In accordance with Section 5.3, the Parties acknowledge that the Consultant may be engaged in the following that may conflict with Consultant’s work under this Agreement:

Title	Organization	Term of Position
N/A	N/A	N/A
N/A	N/A	N/A
N/A	N/A	N/A

Consultant agrees that, if the Term of this Agreement, their role(s) as listed above requires their involvement in circumstances that pose an actual or potential conflict of interest, they will recuse themself from the decision making process and take no part in the discussion or the vote involving the actual or potential conflict of interest. Further, Consultant agrees to inform the CEO or the Company’s Legal Representative of any actual or potential conflict that Consultant becomes aware of during the Term of this Agreement. Failure to recuse or inform as outlined in this Exhibit A will render Consultant in breach of this Agreement.

Signature:

Date:

Exhibit 1
SUPPLEMENTAL RELEASE AGREEMENT
This Supplemental Release Agreement (“Supplemental Release”) is made by and between Kristin Sverchek (“Consultant”) and Lyft, Inc. (the “Company”).
1.Consideration. Consultant and the Company entered into the Consulting Agreement to which this Supplemental Release serves as Exhibit 1. In consideration for Consultant’s execution and compliance with this Supplemental Release, (i) Consultant has received the consideration set forth in Sections 2.1(a) and 2.1(b) of the Consulting Agreement, (ii) the Company shall pay Consultant a lump sum of $200, less applicable withholdings, within thirty (30) days of the Supplemental Release Effective Date, and (iii) Consultant shall vest in the tranche of Equity Awards which were originally scheduled to vest on November 20, 2024, but which would not otherwise vest.
2.Release of Claims. Consultant (for Consultant’s self and Consultant’s heirs, administrators, executors, agents and assigns) does hereby fully and forever release, waive, discharge and covenants not to sue the Company or any related or affiliated entity, or its or their respective current or former parent entities, officers, employees, directors, insurers, agents, attorneys, benefit plans, and assigns, and any predecessors or successors of the foregoing (collectively, the “Released Parties”), with respect to any and all claims, assertions of claims, debts, demands, actions, suits, expenses, attorneys’ fees, costs, damages and/or liabilities of any nature, type and description, known or unknown, at law or in equity, arising out of any fact or matter in any way connected with Consultant’s services to the Company (including employment and consulting services), the separation thereof, or any other related matter arising before the date Consultant signs this Supplemental Release. This release shall include but is not limited to any rights or claims under federal, state or local law (whether arising from statute, executive order, regulation, code, or constitution, or other source), including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act (to the extent subject to a waiver of this sort), the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family Medical Leave Act, the Genetic Information Nondiscrimination Act of 2008, the Occupational Safety and Health Act (“OSHA”), the Rehabilitation Act of 1973, the Workers Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, the Fair Credit Reporting Act, the anti-retaliation provisions of the Corporate and Criminal Fraud Accountability Act of 2002 (also known as the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Report Consumer Protection Act), Cal-OSHA, the California Fair Employment & Housing Act, the California Labor Code, the California Government Code, the California Family Rights Act, the California Civil Code, the California Business & Professions Code, each as amended, rights to rehire and reemployment, and any and all common law claims, including claims sounding in tort or contract, claims for compensation, benefits, equity, or other remuneration or attorneys’ fees, costs or disbursements, claims for physical or emotional distress or injuries, claims for discrimination, harassment, retaliation, failure to accommodate, violation of public policy, breach of express or implied contract, breach of an implied covenant of good faith and fair dealing, defamation or misrepresentation, and any claims arising under any other duty or obligation of any kind or description, whether arising in law or equity, which can lawfully be released under federal, state, or local law. The foregoing is a non-exhaustive list, and this release is intended to cover all claims that may be lawfully waived by agreement, including those not specifically listed. Consultant agrees and acknowledges that the consideration given pursuant to this Supplemental Release is not related to sexual harassment.
3.This Supplemental Release is intended to comply with the Older Workers’ Benefit Protection Act (OWBPA). Consultant acknowledges that Consultant has carefully read and fully understands the provisions of this Supplemental Release. Consultant understands that Consultant is releasing any and all claims that might be available to the Consultant under ADEA. Consultant is not releasing claims under the ADEA that may arise after signing of this Supplemental Release. Consultant has the right to, and should, consult with an attorney before signing this Supplemental Release. Consultant has been provided with at least twenty-one (21) days to consider this Supplemental Release and consult with an attorney, although Consultant may waive this period. Consultant also agrees that any modifications, material or otherwise, made to this Supplemental Release do not restart or affect or extend in any manner the consideration period. If Consultant chooses to sign this document, Consultant has seven (7) days to change Consultant’s mind and revoke the agreement. If Consultant chooses to revoke the Supplemental Release, Consultant must deliver by written notice by certified mail, return receipt requested, or email, delivery confirmation requested to the Company’s Legal Representative within seven (7) days after signing. Consultant also understands that payments to which Consultant may become entitled by signing this Supplemental Release will not be paid until after the seven (7) days during which Consultant may revoke the Supplemental Release. The Consultant acknowledges and agrees that Consultant is signing the Supplemental Release voluntarily and without any other promises or agreements from the Company. If Consultant does not revoke acceptance within the seven (7) day period, Consultant’s acceptance of this Supplemental Release shall become binding and enforceable on the eighth day (“Supplemental Release Effective Date”). This Supplemental Release will be null and void if not signed by Consultant within five (5) business days after the end of Consultant’s consulting services to the Company.

4.Waiver of Unknown Claims. Consultant understands and for valuable consideration hereby expressly waives all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. Consultant also understands and agrees that this is a “negotiated severance agreement” as that term is used under California law because it is voluntary, deliberate, and informed, provides consideration of value to Consultant, and Consultant has been given notice and an opportunity to retain an attorney or is represented by an attorney.

5.Confidentiality. Consultant acknowledges and agrees that the terms of this Supplemental Release, to the extent they are not publicly disclosed by the Company are ABSOLUTELY CONFIDENTIAL. To the fullest extent permitted by law, the terms of this Supplemental

Release, unless previously publicly disclosed by the Company shall not, without the Company’s prior written consent, be disclosed to any person, firm, organization or entity, including but not limited to any current or former employees of the Company. Except as provided in this paragraph, otherwise required by applicable law, and/or as excepted pursuant to this Supplemental Release, Consultant shall not: (a) communicate or disclose in any way the amount of the consideration given by the Company to Consultant for Consultant’s execution and compliance with this Supplemental Release; or (b) give any indication of the amount of such consideration. Consultant may communicate the terms and conditions of this Supplemental Release (1) to Consultant’s spouse/domestic partner; or (2) to Consultant’s attorney and those rendering financial or legal advice and having a bona fide need to know such terms and conditions; provided, however, Consultant shall advise any such individuals beforehand of the existence of Consultant’s confidentiality obligations under this Supplemental Release and their corresponding obligations to maintain the confidentiality of this Supplemental Release. A breach of these obligations by Consultant’s spouse/domestic partner, attorney, advisor, or agents will be deemed a breach of this Supplemental Release by Consultant.

6.Protected Activity Not Prohibited. Notwithstanding anything in this Supplemental Release to the contrary, Consultant is not waiving, releasing or giving up any claim for workers’ compensation benefits or unemployment benefits to which the Consultant has an unwaivable right, vested pension or savings plan benefits, claims to enforce this Supplemental Release, claims under indemnification provisions of the Company’s by-laws or officer liability insurance policies, claims under sections 2800 to 2810 of the California Labor Code, and claims under other state statutes that may not be waived as a matter of law in an agreement of this type. Nothing in this Supplemental Release shall in any way limit or prohibit Consultant from (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful. In addition, nothing in this Supplemental Release constitutes a waiver of any rights Consultant may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Supplemental Release shall be interpreted to impair or limit Consultant’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of Consultant or the Company’s current or former employees, to the extent such activities are protected by Section 7 of the NLRA. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Consultant further understands that protected activity herein does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Consultant does not waive any rights or claims that arise after the date Consultant signs this Supplemental Release.

7.Governing Law. This Supplemental Release will be interpreted in accordance with California law, without reference to its conflict of law principles.

8.Miscellaneous Provisions. Except as expressly provided in this Supplemental Release, this Supplemental Release is the entire agreement between Consultant and the Company regarding Consultant’s services with and separation from the Company, and supersedes any prior oral or written agreements or understandings, except that at all times in the future, Consultant will remain bound by the following agreements, which survive this Supplemental Release and remain in effect separate from this Supplemental Release: (i) Confidential Separation Agreement and General Release by and between Consultant and the Company, (ii) the Employee Invention Assignment and Confidentiality Agreement that Consultant signed on or about December 6, 2012, and (iii) equity award(s) to purchase or receive shares of the Company’s Class A common stock granted to Consultant by the Company that remain outstanding as of the date Consultant was presented with this Supplemental Release (collectively, “Equity Awards”), subject to the terms and conditions of the applicable Company equity plan and the award agreement evidencing such Equity Awards. The Company and Consultant acknowledge that they have entered into this Supplemental Release without reliance on any representation, inducement, or promise that is not contained in this Supplemental Release. Consultant acknowledges that Consultant has entered into this Supplemental Release with the full intent of releasing all of Consultant’s claims against the Company and the Released Parties (to the fullest extent permitted by law), and Consultant is fully aware of the legal and binding effect of this Supplemental Release. This Supplemental Release may not be amended or modified, except with the written consent of the Parties. Consultant agrees and acknowledges that the Company is not providing any tax advice in connection with this Supplemental Release and Consultant is solely responsible for Consultant’s tax consequences from this Supplemental Release.

Date:
Kristin Sverchek

Date:
Alicia Zuiker, Chief People Officer